                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                 SCHEDULE 13G
                                (Rule 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
           RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2


                        SBA Communications Corporation
                        ------------------------------
                               (Name of Issuer)

                     Class A Common Stock $0.01 Par Value
                     ------------------------------------
                        (Title of Class of Securities)

                                   78388J106
                                   ---------
                                (CUSIP Number)

                               December 31, 1999
        ---------------------------------------------------------------
             Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

-----------------------

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                     13G

  CUSIP NO.  78388J106                                     Page 2 of 6 Pages
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Bernstein Family Limited Partnership II

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            7,722,683

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             7,722,683

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,722,683
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
      26.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:

            SBA Communications Corporation

Item1(b).   Address of Issuer's Principal Executive Offices:

            One Town Center Road
            Third Floor
            Boca Raton, FL 33486

Item 2(a).  Name of Person Filing:

            Bernstein Family Limited Partnership II

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            The principal business office of the Reporting Person is:

            900 Market Street, Suite 200
            Wilmington, DE 19801

Item 2(c).  Citizenship:

            Delaware

Item 2(d).  Title of Class of Securities:

            Class A Common Stock, par value $.01 per share.

Item 2(e).  CUSIP Number:

            78388J106

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

            (a)  [_]  Broker or dealer registered under Section 15 of the
                      Exchange Act.

            (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c)  [_]  Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.

            (d)  [_]  Investment company registered under Section 8 of the
                      Investment Company Act

         (e)  [_]  An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

         (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(I)(ii)(F);

         (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [_] A savings associative as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement if filed pursuant to Rule 13d-1(c), check this box. [_]

Item 4.  Ownership.

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount beneficially owned:  7,722,683
                                          ---------

         (b)  Percent of class:  26.7%
                                 -----

         (c)  Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote     7,722,683

              (ii)  Shared power to vote or to direct the vote       0

              (iii) Sole power to dispose or to direct the
                    disposition of                               7,722,683

              (iv)  Shared power to dispose or to direct the
                    disposition of                                   0

Item 5.  Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

              N/A
                                       4

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              N/A


Item 8.  Identification and Classification of Members of the group.

              N/A


Item 9.  Notice of Dissolution of Group.

              N/A


Item 10. Certifications.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct


                                   --------------------------------------------
                                   (Date)

                                   BERNSTEIN FAMILY LIMITED PARTNERSHIP II


                                   --------------------------------------------
                                   By: Steven E. Bernstein,
                                       Sole Shareholder of Bernstein Investment
                                        Company II, Inc., its General Partner